EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1-A3 of our report dated January 31, 2022, relating to the financial statements of Elektor Industries, Inc. as of December 31, 2021 and as of March 31, 2022 to all references to our firm included in this Registration Statement.

Certified Public Accountants

Lakewood, CO

June 15, 2022